Exhibit 10.67

XTI Aerospace, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective on February 1, 2026 (the “Effective Date”) by and among the following (each a “Party” or collectively the “Parties”):

(i)	XTI Aerospace, Inc., a Nevada corporation (the “Company”), and

(ii)	David E. Brody (“Consultant”).

RECITALS

WHEREAS, the Company is the parent company of XTI Aircraft Company (“Aircraft”), an aviation business currently developing the TriFan 600 (the “TriFan”), a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, maximum cruising speeds in excess of 300 mph and nearly 1,000 miles in range, creating an entirely new category of aircraft

– the xVTOL (the “VTOL Business”);

WHEREAS, Consultant (i) is the founder of Aircraft and the Company’s VTOL Business, (ii) invented the TriFan (and Consultant has heretofore assigned all patents and related rights to Aircraft), (iii) has served as an independent director of the Company since March 2024, and (iv) will transition from an independent to non-independent director on the Company’s Board of Directors (the Company’s “Board”), commencing on the Effective Date;

WHEREAS, Consultant possesses experience, expertise, and relationships that enable Consultant to provide insight and perspective on the Company’s VTOL Business and its opportunities in the marketplace, and has historically proven and is expected to continue to prove helpful to the Company as it develops its strategy to move toward being a pioneer in the VTOL aircraft industry (the “Industry”);

WHEREAS, in recognition of the valuable services to the Company (including the Company’s access to Consultant’s experience and expertise from prior service on the Company’s Board and more broadly the VTOL Business and the Industry as a whole), and given Consultant’s service to the Company as a director, his transition from independent to non-independent director, and the further possibility that Consultant might resign from the Board to become Director Emeritus at an undetermined future date, the Company desires to engage Consultant to provide those Services described below, in consideration for Consultant receiving the Monthly Fee and the Equity Consideration as provided herein; and

WHEREAS, Consultant agrees to provide such Services pursuant to the terms of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Consulting Relationship.

a) Director Transition. As of the Effective Date and Consultant submitting a written notice to the Company’s Chief Executive Officer (“CEO”) that the Consultant is resigning from the Board committees (the “Transition Notice”), the Transition Notice shall constitute: (i) termination of Consultant’s position on the Company’s Board committees; (ii) termination of the Director Services Agreement between the Company and Consultant (the “DSA”), and (iii) the continuation as a Board member. Within thirty (30) days of the Effective Date, the Company shall: (x) pay to Consultant the pro rata share of Consultant’s Board fees due for January 2026; and (y) issue Consultant’s pro rata number of options due for January 2026, as earned by Consultant for service on the Board and Board committees up to the Effective Date.

b) Consultant Engagement. As of the Effective Date, the Company hereby engages Consultant, and Consultant hereby accepts such engagement from Company, to provide the services described in Exhibit A attached hereto (the “Services”) for the Term of this Agreement. Consultant agrees to devote adequate working time as necessary for the proper performance of the Services under this Agreement, and the Company acknowledges that such working time will not be on a full-time or fixed schedule basis, but will instead be consistent with the time and schedule necessary for Consultant to perform the Services.

c) VTOL Aircraft Book Matters. The Company acknowledges that Consultant is writing a book (The New Flying Machines) (the “VTOL Book”) on the history of VTOL aircraft and his 20 years in the industry with the Company and with AVX Aircraft Company (“AVX”). Certain employees of the Company have offered to review the manuscript for the VTOL Book and to help Consultant market the VTOL Book in various other ways. The Company will use reasonable efforts to enable such employees to be available outside of normal business hours to provide reasonable and mutually agreed-upon levels of support and encouragement for Consultant’s completion of the VTOL Book. For the sake of clarity, Consultant retains all right, title and ownership interest in the VTOL Book and the copyright, marketing, and commercialization thereof, and the proceeds to be derived therefrom, and the Company hereby disclaims any ownership interest therein or the contents thereof.

2. Cash Consideration.

2.1 The Fee. During the Term of this Agreement, the Company agrees to pay Consultant a monthly fee (the “Monthly Fee”) for the Services, equal to Twenty Thousand Dollars ($20,000.00), which such Monthly Fee shall be due and payable in arrears on or about the first day of each successive calendar month.

2.2 Payment of Expenses. Consultant may from time to time incur reasonable expenses in conjunction with Consultant’s relationship with the Company. The Company will reimburse Consultant for reasonable business expenses, including reasonable business travel expenses, and other out- of-pocket business and entertainment expenses incurred by Consultant in the performance of the Services pursuant to this Agreement. Reimbursable expenses must be appropriately documented in reasonable detail by Consultant upon submission of any request for reimbursement.

2.3 No Withholding; Taxes. Consultant will be responsible for any and all taxes attributable to the Monthly Fee paid to Consultant, given the independent contractor relationship between the Company and Consultant.

3. Equity Consideration. Grant of Equity Consideration.

3.1 The Parties acknowledge that the Company previously granted certain stock options (“Options”) to Consultant (pursuant to and under the terms of that certain 2018 Employee Stock Incentive Plan, as amended and restated, the “Plan”) during his service as a director on the Company’s Board and shall be deemed to have immediately vested as of the Effective Date hereof.

3.2 The Parties further acknowledge that the Company approves the initial grant of stock options to Consultant to acquire an additional 907,300 shares of Company common stock (the “New Options”) in accordance with the attached approval of the Company’s Board of Directors (the “Written Consent”). As set forth in the Written Consent, the New Options shall be issued pursuant to the Plan, including a ten-year term and an exercise price equal to the closing market price of the Company’s stock traded on Nasdaq on the date of the Written Consent. Notwithstanding the termination of this Agreement for any reason, Consultant will be permitted to exercise all vested New Options over the remaining term of said options, pursuant to that certain Unanimous Written Consent of the Compensation Committee of the Board of Directors of XTI Aerospace, Inc., dated October 3, 2025.

3.3 With respect to the New Options, (A) one-third shall vest upon issuance; and (B) the remaining two-thirds shall vest in equal quarterly tranches over the two-year period following the Effective Date. With respect to any unvested New Options and any other unvested stock options (and/or other incentive equity, with all equity collectively referred to as “stock options”) that Consultant has been granted or may be granted after the Effective Date, any such unvested stock options shall automatically vest in full at the end of the Term specified in Section 4, notwithstanding any early termination of the Term (including under Sections 4(c) and (e)). Provided, however, unvested stock options will not vest (and will be automatically cancelled) upon an early termination as a result of Consultant’s uncured breach pursuant to Section 4(d), below.

4. Term and Termination.

a) Term. The term of Consultant’s engagement for Services hereunder shall commence on the Effective Date, and continue until the date that is the four (4) year anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for additional successive one (1)-year periods thereafter (each, a “Renewal Term”), unless the Company provides Consultant with at least ninety (90) days’ notice of the Company’s election not to renew for the next Renewal Term (with the Initial Term and any applicable Renewal Term(s) being collectively referred to herein as the “Term”). Consultant’s right to receive the Monthly Fee for the entirety of the foregoing Term, and Consultant’s right to receive the Equity Consideration pursuant to Section 3.2 above, is a material inducement for Consultant being willing to enter into this Agreement, and such Term shall only be earlier terminated to the extent specified in the following provisions of this Section 4.

b) Company Breach. Consultant may terminate this Agreement and the Term with immediate effect by written notice to the Company if the Company commits a material breach of any of its obligations and, in the case of a remediable breach, the Company fails to remedy such breach within thirty (30) days of the date of receipt of notice from Consultant specifying the breach and requiring it to be remedied.

c) Consultant Death or Disability. In the event of Consultant’s Disability or death, the Company shall be entitled to terminate, without notice, this Agreement and the Term without liability or additional payment to Consultant, except that the Company hereby agrees to pay Consultant or his estate a single lump sum payment in the amount of the Monthly Fee for the succeeding twelve (12) month period if this Agreement is terminated as a result of Consultant’s Disability or death. For purposes of this Agreement, and subject to applicable law, “Disability” shall mean a disability, total or partial, mental or physical, by reason of which Consultant has not performed his obligations under this Agreement for sixty (60) consecutive days, or shorter periods aggregating to ninety (90) days, in any twelve (12) month period despite reasonable accommodations by the Company.

d) Consultant Breach. The Company may terminate this Agreement and the Term with immediate effect by written notice by the Company to Consultant if Consultant intentionally commits a material breach of Consultant’s obligation to perform Services under this Agreement. In such event, the Company’s obligations will cease, including payment of the Monthly Fee, and all unvested options will be cancelled as of the effective date of such material breach.

e) Change In Control. In the event of a Change in Control, and either (a) the New Company does not continue this Agreement (“Continued Agreement”) on terms no less favorable than as provided herein (as in effect immediately before the Change of Control) (the “Continued Terms”), or (b) the New Company continues the Agreement on terms no less favorable to Consultant than the Continued Terms and such Continued Terms are accepted by Consultant and the New Company within twelve (12) months following such Change of Control, and the New Company either (i) terminates the Agreement, for any reason other than pursuant to Section 4(d), or (ii) without Consultant’s prior written consent, the New Company changes the terms of the Agreement to terms less favorable to Consultant than the Continued Terms, and within 30 days of such reduction in terms Consultant terminates the Agreement with the New Company (the date of such termination or resignation being the “Discontinuation Date”), then Consultant shall be entitled to the following:

(1) The New Company shall pay Consultant’s Monthly Fee through the date of the latter of the Change of Control and Discontinuation Date;

(2) The New Company shall pay Consultant his Monthly Fee in effect immediately prior to the event or events resulting in a Change in Control multiplied by the number of months remaining in the Term, plus twenty-four (24) additional months;

(3) Immediate vesting, in full, of all unvested Company securities (or rights to such securities) held by Consultant on the Change of Control effective date, whether such securities (or rights to such securities) are held in the form of (i) Restricted Stock Units (“RSUs”), (ii) restricted stock, (iii) stock options of the Company, (iv) issued to Consultant pursuant to Section 3 of this Agreement, or (v) otherwise, and the continuation of the period for exercise (the “Exercise Period”) of all vested securities of the Company held by Consultant until the final expiration of any applicable Exercise Period;

(4) The payment by the Company to Consultant, as a bonus, of an amount equal to (a) the fair market value used to calculate the income tax consequences of the immediate vesting of Company securities pursuant to Section 4(e)(4), above, divided by (b) the difference between 100% and the highest marginal tax rate.

(5) All payments provided for in this Section 4 to be made to Consultant shall be made in one lump sum within thirty (30) calendar days of the Change of Control unless otherwise directed by Consultant.

(6) Prior to Consultant’s termination or resignation, the Company agrees to (i) take no action, by amendment of the Company’s charter documents or otherwise, to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder, and (ii) at all times in good faith assist in the carrying out of all of the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect Consultant’s rights hereunder against impairment.

(7) “Change in Control” of the Company shall mean and be deemed to have occurred if and when:

(a) Any person or entity or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting stock of the Company or other securities of the Company convertible (after giving effect to such conversion) into more than fifty percent (50%) of the outstanding shares of voting stock of the Company;

(b) The Company is a participant in a merger or consolidation in which the Company does not survive as an independent company; or

€ The business or businesses of the Company for which Consultant’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise;

If any of the above three (3) events occur, then for purposes of this Agreement, the Company or the Company’s successor will be considered the “New Company.”

5. Proprietary Information. Of necessity, in connection with the performance of the Services hereunder, Consultant will have access to certain Proprietary Information (defined below), and in connection therewith:

a) Company Information. Consultant agrees at all times during the Term hereof and thereafter, to hold Proprietary Information in strictest confidence, and except in connection with the Services Consultant provides to the Company pursuant to this Agreement, Consultant shall not use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Proprietary Information of the Company. Consultant further agrees not to make copies of such Proprietary Information except as authorized by the Company. Consultant understands that “Proprietary Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, material nonpublic information concerning the Company about which Consultant becomes aware by any means, as well as any research, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Consultant during the period of the Relationship, whether or not during working hours. Consultant understands that Proprietary Information includes, but is not limited to, information pertaining to any aspect of the Company’s VTOL Business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant and the Company further understand and agree that Proprietary Information does not include (i) any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved, (ii) Consultant’s general knowledge of the VTOL Business or the Industry that is not specific in nature to the activities or the business of the Company or (iii) the historical background of Consultant’s invention of the TriFan or the historic background of the Industry in general or the founding of the Company or any of its lines of business. Consultant and the Company further agree and acknowledge that information of the nature described in the preceding sentence may be used by Consultant in connection with publishing and other activities, including with respect to the VTOL Book, and to the extent that the Company has any ownership or other right thereto, the Company hereby grants Consultant a perpetual, royalty free license to use any such information for publishing purposes, including with respect to the VTOL Book.

b) Prior Obligations. Except as disclosed in writing to the Company prior to the Effective Date, Consultant represents that Consultant’s performance of all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of his Relationship with the Company, and Consultant will not disclose to the Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party.

c) Third Party Information. Consultant recognizes that the Company has received and, in the future, will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party.

6. Ownership of Intangibles. Consultant acknowledges that any and all of the Company’s currently existing ideas, concepts, processes, designs or other intangible rights (“IP”) and any Work Product prepared by Consultant in connection with the Services, during the Term, and directly related to the Company’s VTOL Business shall be and remain the sole property of the Company.

7. Non-Solicitation Covenant. In order to facilitate the fullest good faith and the best of possible service and cooperation between the Parties and the fulfillment of their respective obligations under this Agreement, Consultant agrees that from the date of this Agreement and for a period of one (1) year after its termination (the “Protected Period”), Consultant shall not:

a) Employ or solicit the employment of any person who is or was employed by the Company during the Protected Period for work in or with a competitor of the Company;

b) Solicit or in any manner attempt to induce or encourage any person to leave the employment of the Company; or

c) Disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Company and any of the Company’s support personnel who, during the Protected Period, shall have supplied materials or services to the Company.

8. No Prior Agreements. Consultant hereby represents and warrants to the Company that the execution of this Agreement by Consultant and Consultant’s Relationship with the Company and the performance of Consultant’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

9. Non-Disparagement. Each of the Company, on the one hand, and Consultant, on the other hand, agrees to, during the Term, forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the other Party or its affiliates. The duties and obligations of the Company under this Section 9 shall apply to all directors, officers or other employees of the Company and its subsidiaries.

10.   Representations and Covenants. Each Party represents to the other Party that such Party’s performance of all the terms of this Agreement does not and will not breach any agreement such Party or its affiliates has entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to commencement of Consultant’s Relationship with the Company. Consultant represents that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for, and Consultant is not presently employed by and has no intention of being employed by, companies whose businesses or proposed businesses in any way involve technology, products or services which would be competitive with the Company’s technology, products or services, or those technologies, products or services proposed or in development by the Company during the term of this Agreement (although the Company acknowledges Consultant’s longstanding roles with, and services to, AVX and XTI Air Transit, Inc. and its successors, do not (and continuation thereof will not) constitute a breach of the foregoing). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such employment or agreeing to perform such services, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, becomes employed by, or otherwise provides services to, and provide information sufficient to allow the Company to determine if such work would conflict with the interests of the Company or further services which the Company might request of Consultant.

11. Indemnification.

a) Company Indemnity. Company hereby covenants and agrees to indemnify, defend, hold harmless, and reimburse Consultant, and any and all of its agents, directors, managers, employees, consultants, contractors, representatives, servants, insurers, and attorneys (the “Consultant Indemnified Parties”) from and against any and all damages, claims, losses, demands, costs, expenses (including attorneys, fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual (collectively, “Losses”) any of the Consultant Indemnified Parties have incurred, do or may incur, individually or jointly, directly or indirectly, because of, arising from, or in connection with, Consultant’s involvement with Company or the engagement of Consultant to perform the Services under the Agreement (or the performance of such Services by Consultant) except to the extent such Losses were primarily caused by the gross negligence or willful misconduct of Consultant or the breach by Consultant of the terms of this Agreement.

b) Consultant Indemnity. Consultant hereby covenants and agrees to indemnify, defend, hold harmless, and reimburse Company, and any and all of its agents, directors, managers, employees, consultants, contractors, representatives, servants, insurers, and attorneys (the “Company Indemnified Parties”) from and against any and all Losses that any Company Indemnified Parties have incurred, do or may incur, individually or jointly, directly or indirectly, because of, arising from, or in connection with, any Claim primarily caused by the gross negligence or willful misconduct of Consultant or the breach by Consultant of the terms of this Agreement.

c) Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

d) Limitations of Indemnification Liability. EXCEPT FOR A CLAIM FOR INDEMNIFICATION MADE RELATIVE TO AN INFRINGEMENT ACTION, IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY TYPE OF SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. The Parties agree that the limitations and exclusions of liability and disclaimers specified in this Section 11(d) (i) will survive and apply even if found to have failed of their essential purpose and (ii) do not apply with respect to a breach or alleged breach by the Company of its obligation to pay Consultant the Monthly Fee under Section 2 or the Equity Consideration under Section 3 of this Agreement.

12. Definitions. The defined terms in this Agreement shall have the meaning set forth immediately below or set forth elsewhere herein.

“Claim(s)” means any threatened, actual, pending, existing, or future allegation, accusation, assertion, argument, complaint, claim, counterclaim, cross-claim, causes of action, petition, proceeding, review, hearing, investigation, inquisition, inquiry, deposition, interrogation, interrogatory, document production, lawsuit, trial, dispute resolution, mediation, arbitration, litigation, appeal, and any and all other costs of defense.

“Work Product” means any and all materials, including, without limitation, working papers, narrative descriptions, reports, product, programs, data, designs, copyrightable works, ideas, inventions, technology and other creations (including, without limitation, software, design or performance specifications, reports and other documentation), and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with Consultant’s activities for Company (a) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement. Work Product shall include, without limitation, all deliverables and other materials delivered to Company in connection with this Agreement.

13. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

(c) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision. In the event that any court or government agency of competent jurisdiction determines that, notwithstanding the terms of this Agreement specifying Consultant’s Relationship with the Company as that of an independent contractor, Consultant’s provision of services to the Company is not as an independent contractor but instead as an employee under the applicable laws, then solely to the extent that such determination is applicable, references in this Agreement to the Relationship between Consultant and the Company shall be interpreted to include an employment relationship, and this Agreement shall not be invalid and unenforceable but shall be read to the fullest extent as may be valid and enforceable under the applicable laws to carry out the intent and purpose of the Agreement.

(d) Survival and Successors. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee to the extent such assignment is permitted hereby. The Company shall require any successor (whether direct or indirect, by Change of Control, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Consultant, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform €t if no such succession had taken place. Failure of the Company to obtain such an agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Consultant to compensation and all other benefits from the Company in the same amount and on the same terms as Consultant would be entitled under Section 4€ (Change of Control).

(e) Remedies. Each of the Parties acknowledges and agrees that violation of this Agreement by the other Party may cause such first Party irreparable harm, and therefore agree that each Party will be entitled to seek extraordinary relief in court, including but not limited to seek specific performance, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that such Party may have for a breach of this Agreement.

(f) Assignability. Neither Party may assign their rights under this Agreement to any third-party without the consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(g) Relationship of the Parties. Consultant is for all purposes hereunder whatsoever an independent contractor. The Company is interested only in the results obtained by Consultant, who shall have sole control of the manner and means of its performance under this Agreement. Consultant does not have, nor shall Consultant hold itself out as having any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever. Neither party shall have any obligation or duty to the other party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the parties hereunder. Consultant shall not be entitled to any of the benefits that Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and Company shall not withhold or make payments or contributions therefor or obtain such protection for Consultant or its employees, contractors or agents. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.

Any consulting relationship between the Company and Consultant, whether pursuant to this Agreement or an Addendum shall be referred to herein as the “Relationship.” The Relationship shall in all matters be that of an independent contractor between Consultant and the Company, and nothing shall be construed to view the Relationship otherwise. Consultant shall have the right to rely on information provided to Consultant by the Company.

(h) Notice. All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows:

(i) Personal Delivery. When personally delivered to the Recipient, notice is effective on delivery.

(ii) First-Class Mail. When mailed first class to the last address of the recipient known to the Party giving notice, notice is effective two (2) mail delivery days after deposit in a United States Postal Service office or mailbox.

(iii) Certified Mail. When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt dated on a business day.

(iv) Overnight Delivery. When delivered by overnight delivery via FedEx/United Parcel Service, or other reputable overnight delivery service, charges prepaid or charged to the sender’s account, notice is effective on delivery, if delivery is confirmed by the delivery service.

(v) Email Transmission. When sent by email to the last email address of the recipient known to the Party giving notice, notice is effective when sent. Any Notice given by email shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a non- business day.

(vi) Address. Addresses and email addresses for purpose of giving notice are as set forth following the signatures of the Parties below. Any Party may change its address or fax number by giving the other Party notice of the change in any manner permitted by this Agreement.

(vii) Refusal, Unclaimed or Undeliverable Notice. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first business day that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

(viii) Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

i) Counterparts. This Agreement may be executed in any number of counterparts, using facsimile or electronic signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

j) Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this Agreement and allowed under applicable law.

k) Attorney’s Fees. In the event that any dispute between the Company and Consultant should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney’s fees and expenses.

l) Arbitration. The Parties hereto agree that any controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration in Tarrant, Collins or Dallas County, Texas, before a mutually agreed upon arbitrator pursuant to rules promulgated by the American Arbitration Association (the “AAA”), and shall be conducted in Placer County offices, as the exclusive remedy for such controversy or dispute. Both Parties will be entitled to discovery in accordance with Texas Code of Civil Procedure. The arbitrator shall issue a written decision setting forth Consultant’s or arbitrator’s essential findings and conclusions. The decision of the arbitrator shall be bound by generally acceptable legal principles, including but not limited to, all rules and legal principles concerning potential liability, burdens of proof, remedies, and measure of damages found in all applicable Texas statutes and administrative rules and codes, and all Texas case law. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In agreeing to this arbitration, both Parties understand and agree that they are waiving the right to a jury trial as to any issue subject to this arbitration provision. The Company will bear all costs unique to arbitration (that is, any expense that Consultant would not be required to bear if the matter were heard in court).

m) ADVICE OF COUNSEL. THE PARTIES ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND SUCH PARTY HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The Parties have executed this Consulting Agreement, effective as of February 1, 2026.

CONSULTANT:	COMPANY:

/s/ David E. Brody	XTI Aerospace, Inc.
David E. Brody	a Nevada corporation

	By:	/s/ Scott Pomeroy
Scott Pomeroy, CEO

EXHIBIT A

TO THE

CONSULTING AGREEMENT

Consultant is being engaged by the Company to provide the following services (the “Services”):

(i)	When and if requested, to: (A) help the Company develop a strategy to advance the Company’s position as a pioneer in the Industry, (B) help the Company evaluate and adopt a marketing plan to promote the Company and its aircraft in the market, (C) introduce and make connections with relationships within the Industry, (D) assist the Company with litigation or other subjects with which Consultant has knowledge or expertise, and (E) continue to serve as the Company’s Secretary.

(ii)	Any additional services (“Additional Services”) from time to time requested by the Company and agreed to by Consultant will be memorialized in a document signed by both Parties (an “Addendum”) to this Agreement outlining the Additional Services and the attendant fees to be charged in connection with such Additional Services.